UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2021

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Settlement Agreement with POSCO Energy Co., Ltd. and Korea Fuel Cell Co., Ltd.

Background

From approximately 2007 through 2015, FuelCell Energy, Inc. (the “Company”) relied on POSCO Energy Co., Ltd. (“POSCO Energy”) to develop and grow the South Korean and Asian markets for its products and services. Through June of 2020, the Company recorded license fees and was entitled to receive royalty income from POSCO Energy pursuant to manufacturing and technology transfer agreements entered into with POSCO Energy, including the Alliance Agreement dated February 7, 2007 (and amendments thereto), the Technology Transfer, License and Distribution Agreement dated February 7, 2007 (and amendments thereto), the Stack Technology Transfer and License Agreement dated October 27, 2009 (and amendments thereto), and the Cell Technology Transfer and License Agreement dated October 31, 2012 (and amendments thereto) (collectively, the “License Agreements”). The Cell Technology Transfer and License Agreement (“CTTA”) provided POSCO Energy with the exclusive technology rights to manufacture, sell, distribute and service the Company’s SureSource 300, SureSource 1500, and SureSource 3000 fuel cell technology in the South Korean and broader Asian markets. In addition, the License Agreements required POSCO Energy to, among other things, (i) exercise commercially reasonable efforts to market the Company’s technology and perform in cooperation with the Company and in accordance with prevailing industry standards, (ii) conduct its business in a manner that does not attract unfavorable publicity or a negative reputation in the industry, (iii) use all reasonable efforts to prevent the use or disclosure of the Company’s confidential information to third parties, and (iv) pay to the Company a 3.0% royalty on POSCO Energy net product sales, as well as a royalty on scheduled fuel cell module replacements under service agreements for fuel cell modules that were built by POSCO Energy and installed at plants in Asia under the terms of long term service agreements (“LTSAs”) between POSCO Energy and its customers. POSCO Energy built a cell manufacturing facility in Pohang, South Korea which became operational in late 2015, but is no longer operating.

In October 2016, the Company and POSCO Energy extended the terms of certain of the License Agreements to be consistent with the term of the CTTA, which was to expire on October 31, 2027. Due to certain actions and inactions of POSCO Energy, the Company has not realized any new material revenues, royalties or new projects developed by POSCO Energy since late 2015.

In March 2017, the Company entered into a memorandum of understanding (“MOU”) with POSCO Energy to permit the Company to directly develop the Asian fuel cell business, including the right for the Company to sell SureSource solutions in South Korea and the broader Asian market. In June 2018, POSCO Energy advised the Company in writing that it was terminating the MOU effective July 15, 2018. Pursuant to the terms of the MOU, notwithstanding its termination, the Company continued to execute on sales commitments in Asia secured in writing prior to July 15, 2018, including the 20 megawatt power plant installed for Korea Southern Power Company (“KOSPO”).

In November 2019, POSCO Energy spun-off its fuel cell business into a new entity, Korea Fuel Cell Co., Ltd. (“KFC”), without the Company’s consent. As part of the spin-off, POSCO Energy transferred manufacturing and service rights under the License Agreements to KFC, but retained distribution rights and severed its own liability under the License Agreements. The Company formally objected to POSCO Energy’s spin-off, and POSCO Energy posted a bond to secure any liabilities to the Company arising out of the spin-off. In September 2020, the Korean Electricity Regulatory Committee found that POSCO Energy’s spin-off of the fuel cell business to KFC may have been done in violation of South Korean law.

On February 19, 2020, the Company notified POSCO Energy in writing that it was in material breach of the License Agreements by (i) its actions in connection with the spin-off of the fuel cell business to KFC, (ii) its suspension of performance through its cessation of all sales activities since late 2015 and its abandonment of its fuel cell business in Asia, and (iii) its disclosure of material nonpublic information to third parties and its public pronouncements about the fuel cell business on television and in print media that have caused reputational damage to the fuel cell business, the Company and its products. The Company also notified POSCO Energy that, under the terms of the License Agreements, it had 60 days to fully cure its breaches to the Company’s satisfaction and that failure to so cure would lead to termination of the License Agreements. Further, on March 27, 2020, the Company notified POSCO Energy of additional instances of its material breach of the License Agreements based on POSCO Energy’s failure to pay royalties required to be paid in connection with certain module exchanges.

On April 27, 2020, POSCO Energy initiated a series of three arbitration demands against the Company at the International Court of Arbitration of the International Chamber of Commerce seated in Singapore, in which it alleged certain warranty defects in a sub-megawatt conditioning facility at its facility in Pohang, South Korea and sought combined damages of approximately $3.3 million. Prior to filing the arbitrations, POSCO Energy obtained provisional attachments from the Seoul Central District Court attaching certain revenues owed to the Company by KOSPO as part of such warranty claims, which delayed receipt of certain payments owed to the Company. POSCO Energy subsequently sought additional provisional attachments on KOSPO revenues from the Seoul Central District Court based on unspecified warranty claims in an additional amount of approximately $7 million, and additional provisional attachments on KOSPO revenues from the Seoul Central District Court based on its alleged counterclaims in the license termination arbitration described below in an additional amount of approximately $110 million. As of October 31, 2021, outstanding accounts receivable due from KOSPO were $11.2 million. POSCO Energy posted a bond in the amount of $46 million to secure any damages to the Company resulting from the attachments.

On June 28, 2020, the Company terminated the License Agreements and filed a demand for arbitration against POSCO Energy and KFC in the International Court of Arbitration of the International Chamber of Commerce based on POSCO Energy’s (i) failure to exercise commercially reasonable efforts to sell the Company’s technology in the South Korean and Asian markets, (ii) disclosure of the Company’s proprietary information to third parties, (iii) attack on the Company’s stock price, and (iv) spin-off of POSCO Energy’s fuel cell business into KFC without the Company’s consent. The Company requested that the arbitral tribunal (a) confirm through declaration that POSCO Energy’s exclusive license to market the Company’s technology and products in South Korea and Asia is null and void as a result of the breaches of the License Agreements and that the Company had the right to pursue direct sales in these markets, (b) order POSCO Energy and KFC to compensate the Company for losses and damages suffered in the amount of more than $200 million, and (c) order POSCO Energy and KFC to pay the Company’s arbitration costs, including counsel fees and expenses. The Company retained outside counsel on a contingency basis to pursue its claims, and outside counsel entered into an agreement with a litigation finance provider to fund the legal fees and expenses of the arbitration. In October 2020, POSCO Energy filed a counterclaim in the arbitration (x) seeking approximately $880 million in damages based on allegations that the Company misrepresented the capabilities of its fuel cell technology to induce POSCO Energy to enter into the License Agreements and failed to turn over know-how sufficient for POSCO Energy to successfully operate its business; (y) seeking a declaration that the License Agreements remained in full force and effect and requesting the arbitral tribunal enjoin the Company from interfering in POSCO Energy’s exclusive rights under the License Agreements and (z) seeking an order that the Company pay POSCO Energy’s arbitration costs, including counsel fees and expenses.

The Company discontinued revenue recognition of the deferred license revenue related to the License Agreements in July 2020 given the then-pending arbitrations.

On September 14, 2020, POSCO Energy filed a complaint in the United States District Court for the Southern District of New York (the “SD Court”) alleging that the Company delayed the removal of restrictive legends on certain share certificates held by POSCO Energy in 2018, thus precluding POSCO Energy from selling the shares and resulting in claimed losses in excess of $1,000,000. On September 16, 2021, the SD Court ruled in the Company’s favor on a motion for summary judgement dismissing all four counts of POSCO Energy’s complaint regarding share certificates held by POSCO Energy in 2018, but granted POSCO Energy leave to file an amended complaint.

The Settlement Agreement

In order to resolve the disputes described above, on December 20, 2021, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with POSCO Energy and KFC (POSCO Energy and KFC may be collectively referred to herein as “PE Group”). The Settlement Agreement provides, among other things, that the parties will cooperate in good faith to effect a market transition to the Company of the molten carbonate fuel cell business in Korea in accordance with the terms and conditions of the Settlement Agreement. To that end, the Settlement Agreement provides that any and all past, current, or potential disputes and claims between the Company, on the one hand, and POSCO Energy and KFC, on the other, of any nature whatsoever, whether known or unknown, asserted or not asserted, based on actions or omissions of any party on or before the date of Settlement Agreement are fully and finally settled, including such disputes and claims, directly or indirectly, in connection with the legal disputes and License Agreements described above, with the exception of (i) an unfiled claim by the Company in the amount of approximately $1.8 million with respect to certain royalties the Company believes are owed by POSCO Energy with respect to replacement modules deployed by POSCO Energy at Gyenonggi Green Energy and other sites for which POSCO Energy has not paid royalties, and (ii) an unfiled claim by POSCO Energy in an unknown amount with respect to a series of purchase orders for materials and components which began in 2014 under a supply chain contract, both of which claims remain unsettled. The Company does not believe the claim by POSCO Energy with respect to purchase orders for materials and components under the supply chain contract has merit and the Company retains the right to file a counterclaim for damages it believes it has incurred with respect to such supply chain contract. With respect to the attachments described above, the Settlement Agreement provides that, within five days of the date of the Settlement Agreement, POSCO Energy will file an application with the Seoul Central District Court to revoke the attachments. Thereafter, the Company expects to promptly receive the outstanding KOSPO accounts receivable of approximately $11.2 million held by the Seoul Central District Court.

Under the Settlement Agreement, the parties have also agreed that, within five days of the date thereof, the Company will withdraw its objection to the spin-off of KFC from POSCO Energy, and that the License Agreements are not terminated, but instead are deemed to be amended such that POSCO Energy and KFC only have the right (i) to provide maintenance and repair services to PE Group’s existing customers on existing molten carbonate power generation and thermal projects under LTSAs currently in force as well as LTSAs that have expired and are pending renewal as of the settlement date (collectively, “Existing LTSAs”), (ii) to supply replacement modules purchased from the Company only for their existing customers for existing molten carbonate power generation and thermal projects under Existing LTSAs and (iii) to own, operate and maintain all facilities and factories solely for the purposes set forth in (i) and (ii) above (collectively, the “Right to Service License”). POSCO Energy and KFC further agree that, as of the date of the Settlement Agreement, the License Agreements are deemed to be amended such that the Company exclusively enjoys all rights as to its technology in Korea and Asia, other than the Right to Service License. The Settlement Agreement further provides that the License Agreements will terminate automatically upon sixty days prior written notice to PE Group if (i) the Company enters into a business collaboration agreement with a Korean company to construct, assemble, manufacture, market, sell, distribute, import, export, install, commission, service, maintain, or repair products incorporating the Company’s technology, or otherwise conduct the Company’s business, in the Korean market; or (ii) the Company expands the capacity of its existing Korean entity such as to perform such activities itself. In the event of the termination of the License Agreements, the license granted to PE Group under the Right to Service License will continue notwithstanding the termination of the License Agreements, except that PE Group’s right to own, operate, and maintain all facilities and factories for the purpose of servicing any orders or requests made by the Company will terminate. For the avoidance of doubt, pursuant to the terms of the Settlement Agreement, PE Group has no right to manufacture modules or any other product incorporating the Company’s technology under the License Agreements as amended, the Right to Service License or otherwise unless requested and authorized by the Company to do so.

The Settlement Agreement further provides that, in order to service its existing customers under the Existing LTSAs, KFC will place a firm, non-cancelable order for twelve SureSource 3000 modules within two weeks after the date of the Settlement Agreement and an additional firm, non-cancelable order for eight SureSource 3000 modules on or before June 30, 2022, all at a price of $3.0 million per module. In addition, KFC agrees to use commercially reasonable efforts to order fourteen additional SureSource 3000 modules by December 31, 2022, at a price of $3.0 million per module if ordered by such date. If KFC materially breaches the Settlement Agreement by failing to make timely and full payment for the modules for which KFC is required to place orders under the Settlement Agreement and does not cure such material breach within fifteen days of notice of such breach by the Company, the License Agreements and the Right to Service License granted to PE Group will be terminated. If the Company materially breaches the Settlement Agreement by failing to supply the modules for which KFC is required to place orders under the Settlement Agreement, as long as KFC has made the payment for such modules and has otherwise satisfied its contractual obligations for those modules and such material breach is not cured within sixty days after notice from PE Group, PE Group will have the right to terminate the Settlement Agreement. With respect to any other alleged breach, material or otherwise, of the Settlement Agreement, the parties’ exclusive remedy consists solely of general damages.

Pursuant to the Settlement Agreement, with respect to new modules to be supplied by the Company and deployed by PE Group to its existing customers, the Company will provide its standard warranty against module defects until the earlier of eighteen months from the date of shipment or twelve months from the date of installation. As part of the global settlement of the disputes among the parties and subject to the qualifications set forth in the Settlement Agreement, the Company will reimburse PE Group for any annual output penalty amount paid by PE Group to its customers pursuant to Existing LTSAs (whether such Existing LTSA is extended or renewed), caused by a shortfall or defect in the new modules for a period of up to seven years. The maximum annual reimbursement obligation with regard to any PE Group customer for any new module provided by the Company will not exceed an amount equal to 7.5% per year of the module purchase price. The Company will not be required to reimburse PE Group for any penalty paid by PE Group under the Existing LTSAs that is not caused by a shortfall or defect in the modules to be supplied by the Company including, without limitation, any shortfall or defect caused by a site-related problem, a problem with the balance of plant, or other components of the project.

Although the Company has the exclusive and unrestricted right under the Settlement Agreement to perform, pursue, and otherwise conduct its business in relation to new fuel cell projects (including new projects with PE Group’s existing customers) in Korea and Asia, the parties have agreed that, except as further provided in the Settlement Agreement with respect to PE Group’s existing customers Noeul Green Energy and Godeok Green Energy, the Company will not engage in discussions with PE Group’s existing customers regarding Existing LTSAs without PE Group’s consent. The parties have further agreed that if PE Group cannot enter into an agreement with its existing customers to extend or renew Existing LTSAs by December 31, 2022, PE Group will cooperate with the Company so that the Company may discuss and, at the Company’s sole discretion, enter into an extension of an Existing LTSA, a new LTSA to replace an Existing LTSA, or a module sales agreement with PE Group’s existing customers; provided that (i) should the Company enter into such an arrangement with a PE Group existing customer, and (ii) the Company is required to provide replacement modules to such existing customer under such arrangement, and (iii) PE Group has not already deployed all or some the modules that PE Group ordered under Settlement Agreement, the Company will purchase the number of required replacement modules from PE Group at a price of $3.0 million per module (to the extent such modules are available and have not yet been deployed). The purchase of such replacement modules by the Company is contingent upon the modules being in proper condition as determined by inspection process to be agreed by the parties. Any modules purchased by the Company from PE Group under these terms will be included as part of the firm orders KFC is required to make pursuant to the Settlement Agreement.

With respect to operations and maintenance agreements, the Settlement Agreement provides that KFC will have the right of first refusal on providing operation and maintenance services on commercially reasonable terms for new LTSAs entered into by the Company in Korea for a period of the first to occur of either twenty-four months after the date of the Settlement Agreement or until such time as the Company engages a third party capable of providing such services in Korea. If KFC and the Company agree that KFC should provide operation and maintenance services pursuant to the right of first refusal, KFC and the Company will enter into one or more operation and maintenance agreements that reflect commercially reasonable terms and conditions as agreed by KFC and the Company at that time.

With respect to balance of plant (“BOP”), KFC currently has eight units of BOP available, and the Settlement Agreement provides that the Company has the option to purchase such units of BOP for any new molten carbonate fuel cell projects within Korea at a price of KRW 2,550,000,000 per unit. The Company will also have a non-exclusive, non-transferrable, non-sublicensable license to use the intellectual property imbedded in the BOP units in Korea in consideration for a reasonable license fee to be separately agreed by the parties. Detailed terms and conditions of BOP and related software and firmware supply will be discussed and agreed in good faith in separate BOP supply agreements in the event the Company exercises its option to purchase any of such BOP.

The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is included as Exhibit 10.1 hereto and incorporated herein by reference.

As noted above, the Company retained outside counsel on a contingency basis to pursue its claims against POSCO Energy and KFC, and outside counsel entered into an agreement with a litigation finance provider to fund the legal fees and expenses of the arbitration proceedings brought by the Company against POSCO Energy and KFC. As the Company has entered into the Settlement Agreement, it is required to remit fees to its counsel, Wiley Rein, LLP (“Wiley”), subject to the terms of its engagement letter with Wiley. On December 23, 2021, the Company agreed that it will pay Wiley a total of $24.0 million to satisfy all obligations to Wiley under the Company’s engagement letter, of which $14.0 million will be paid on or before December 30, 2021, $5.0 million will be paid on or before March 30, 2022, and $5.0 million will be paid on or before June 30, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K, including, but not limited to, the information regarding the arrangements with and fees to be paid to Wiley, is hereby incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On December 27, 2021, the Company issued a press release announcing its settlement agreement with POSCO Energy and KFC. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated December 20, 2021, by and between FuelCell Energy, Inc., POSCO Energy Co., Ltd., and Korea Fuel Cell Co., Ltd.

99.1	FuelCell Energy, Inc. Press Release dated December 27, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 27, 2021	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President, Chief Financial Officer and Treasurer